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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE                               Contact:  Bill Ballas
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                                                              (804) 754-2714
                                                              ballas1@erols.com



    COMMONWEALTH BIOTECHNOLOGIES, INC. ANNOUNCES ELECTION OF NEW DIRECTORS.

RICHMOND, VA (January 22, 2001) - Commonwealth Biotechnologies, Inc. (NASDAQ small cap exchange: CBTE) today announced the election of three new members to its Board of Directors. The company also announced that former-governor, now Senator George Allen of Virginia has resigned his seat on the Board.

The newly elected members of the Board are Mr. Everette G. ("Buddy") Allen, Jr., Chairman and senior partner in the law firm of Hirschler, Fleischer, Weinberg, Cox and Allen, PC, in Richmond,VA; Dr. Donald McAfee, Chairman and Chief Technical Officer of Discovery Therapeutics, Inc., Richmond, VA; and Mr. Samuel
P. Sears, Jr., a nationally recognized attorney who specializes in management and negotiation of mergers and acquisitions.

"We are very pleased to have been able to attract such high quality new members to the Board. They will each bring a unique perspective which, I believe, complements the continuing employee and non-employee members of the Board," said Richard J. Freer, Ph.D., Chairman of CBI.
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They will join the continuing Non-employee Board Members, Dr. Raymond Cypess,
President and CEO of ATCC, Inc., Manassas, VA, and Mr. L. McCarthy Downs, III, Chairman, Anderson and Strudwick, Inc, Richmond, VA, and the three Employee Board Members, Dr. Richard J. Freer, Chairman, Dr. Robert B. Harris, President, and Mr. Thomas R. Reynolds, Senior Vice President.

Commenting on the resignation of Senator Allen, Freer said, "Due to his new responsibilities, Senator Allen would have a conflict of interest were he to continue to serve on the Board. His insights and positive support will be sorely missed. We, of course, wish him much success in Washington and look forward to his pro-business agenda reaping benefits for CBI, the Commonwealth, and the Nation."

Founded in 1992, CBI is located in Gateway Centre, 601 Biotech Drive, Richmond, Virginia 23235 (1-800-735-9224). CBI occupied this 32,000 square foot facility in December 1998 and currently employs a staff of 40 including twelve doctoral scientists. CBI provides comprehensive research and development services to more than 1,500 private, government, and academic customers in the global biotechnology industry. For more information, visit CBI on the web at www.cbi-biotech.com.

Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in the Company's filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially.
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Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. The company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.